ENGAGEMENT AGREEMENT

     1. This letter will confirm the understanding between Coronado Industries and/or its affiliates and successors (the "Company") and Capital Markets Consulting Group and/or any affiliates and successors ("CMCG"). CMCG will provide consulting and other services described by the attachment ("services") and will represent you during the engagement as exclusive Financial Relations Consultants of the kind described by that attachment, all of the terms and conditions set forth in this letter agreement. That attachment is incorporated in this letter agreement and forms a part hereof. Unless otherwise terminated as provided in paragraph ten of this letter agreement, the engagement term shall be initially for 6 months commencing, February 8, 1999.

     2. The Company agrees to furnish or cause to be furnished to CMCG all information concerning the Company as CMCG reasonably requests and deems appropriate for purposes of this engagement. The Company represents that all information, with respect to the Company, provided to CMCG will be complete and correct in all material respects and will not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in light of the circumstances under which such statements are made. In rendering CMCG's services hereunder, Coronado Industries understands that CMCG will be using and relying on publicly available information and the information furnished to CMCG by Coronado Industries without independent verification thereof. The Company further acknowledges and understands the value that CMCG brings to its relationship with its contacts on behalf of the Company. This specifically includes trust engendered and inherent due to full and complete candor of not just material facts but all communications on behalf of the Company. CMCG will treat as confidential any non-public information provided to it hereunder and will not disclose the same to third parties unless required by applicable law. In the event disclosure has been or will be made by CMCG, CMCG will use it's best efforts to cooperate as reasonably requested by the Company in minimizing any potential loss or injury to the Company as a consequence of any such necessary disclosure. In addition, CMCG will use its best efforts to comply with all applicable state and Federal securities laws in the performance of this agreement.

     3. CMCG will be generally available to you in connection with its rendering of services. Specifically, CMCG will (a) make direct and indirect contact with existing shareholders, potential investors, broker/dealers, security analysts, registered representatives, institutional investors, investment bankers, and other professional investment community contacts including financial media sources for the purpose of enhancing the Company's public image and perceived value, (b) oversee and assist the Company in the creation, production and distribution of financial markets and investor/shareholder corporate image materials, including due diligence literature, corporate profiles, and investor packages, as well as all financial press releases; (c) assist the Company in its endeavor to secure research analyst coverage through a targeted security professional's campaign.

     4. The Company will use its best efforts to afford CMCG 48 hours to review any disclosure, prior to its release, which the Company plans to make to any of the sources described in paragraph (3) within the general terms of the proposal. In addition, CMCG will be responsible for disseminating financial industry press releases only upon request. CMCG agrees that it will not release or distribute any press release without the Company's prior consent.

     5. In consideration of CMCG's services hereunder, the Company agrees to pay CMCG, promptly when due, the compensation described by and in strict accordance with the attachment ("Compensation") to this engagement letter. If CMCG and the Company determine to change the scope of the engagement, then a mutually acceptable amendment or supplement to that attachment shall be promptly executed at the time by CMCG and Company. Absent any such amendment, all terms and conditions of this agreement shall be binding to the parties.

     6. CMCG shall be entitled to such additional fees as may be mutually agreed upon by separate agreement between the parties hereto, for consulting services rendered during the engagement term if (a) CMCG participates, at the request of the Company, in substantive discussions regarding such additional services with one or more of the parties thereto (or their representative) during the engagement term or introduces, at the request of the Company, one or more such parties to the Company during the engagement term, and (b) the Company and the parties agree to a contract or agreement in principle within 24 months from the date of termination of the agreement.

     7. The Company shall agree to pay all of CMCG's out-of-pocket expenses reasonably incurred, in connection with this engagement. If CMCG and the Company determine to change the scope of the engagement, then a mutually acceptable amendment or supplement to that attachment shall be promptly executed at the time by CMCG and Company. Absent any such amendment, all terms and conditions of this agreement shall be binding to the parties.

     8. CMCG acknowledges that it will be acting on the Company's behalf, therefore, CMCG requires bilateral indemnification, and assumes the Company requires and agrees to the same. A copy of the indemnification provisions (the "Indemnification Provisions") is attached to this engagement letter and is incorporated herein and made a part hereof.

     9. CMCG hereby fully discloses that certain affiliates, officers and employees of CMCG from time to time may be:

   A. registered as Registered Investment Advisors with the U.S. Securities & Exchange Commission;

   B. licensed as Registered Securities Principals issued by the National Association of Securities Dealers ("NASD"); and/or

   C. licensed as Registered Representatives issued by the NASD.

      All NASD registrations are only carried through broker dealer affiliate(s) of which are non-CMCG affiliated NASD-registered broker/dealers.

      CMCG further discloses and the Company acknowledges that CMCG is NOT a broker/registered with the NASD or any other regulatory agency, nor is it, or any of its affiliates and employees an owner in any broker/dealer. Furthermore, in the performance of Services under the terms and conditions of this agreement, such services shall not be considered to be acting in any broker/dealer capacity, or to otherwise directly facilitate the offer or sale of the Company as a broker dealer or underwriter in a capital raising transaction.

     10. Either party hereto may terminate this engagement as follows:

     a. This Agreement may be terminated by the Company after 6 months with written notice to CMCG if the stock has not traded at $2 per share for thirty calendar days. In the event of such termination by the Company, CMCG shall be entitled to receive its regular monthly compensation and reimbursement of out-of-pocket expenses up to the effective date of termination, or renewal term of this agreement to the extent it is unpaid, together with any unexercised vested and non-vested stock options, warrants or rights granted hereunder.

     b. CMCG may terminate this agreement at any time upon written notice to the Company.

          (i) If the Company fails to cure any material breach of any provision of the Agreement within sixty (60) days (unless such breach cannot be reasonable cured within the (60) days and the Company is actively pursuing to cure said breach).

          (ii) For the Company's substantial negligence, willful misconduct, fraud or misrepresentation.

     11. The validity and interpretation of this letter agreement shall be governed by the laws of the State of Arizona applicable to agreements made and to be fully performed therein.

     12. For the convenience of the parties, the parties may execute any number of counterparts of this letter agreement hereto. Each such counterpart shall be deemed to be an original instrument, but all such counterparts taken together shall constitute one and the same letter agreement.

     If the foregoing correctly sets forth our agreement, please sign the enclosed copy of the letter in the space provided and return it to us, whereupon all parties will be bound to the terms of this engagement.

                                             Very truly yours,

                                             CAPITAL MARKETS CONSULTING GROUP

                                             By: /s/ Charles S. Aker
                                                 ------------------------------

                                             Title: President
                                                    ---------------------------


                                             CONFIRMED AND AGREED TO:

                                             Coronado Industries Corporation

                                             This 8th day of February, 1999.

                                             By: Gary R. Smith
                                                 -------------------------------

                                             Title: President
                                                    ----------------------------

                             COMPENSATION AGREEMENT

     In accordance with the contract terms for Coronado Industries ("Company") following is the compensation adjustment going forward for Capital Markets
Consulting Group, and/or its affiliates ("CMCG") to perform the outlined services. The contract period, for Financial Relations Consulting, shall be for a SIX (6) month period from the date of this Engagement Agreement at which time it will be automatically extended for a second six months if the stock has traded at $2 per share. In order to earn the 1,600,000 shares referenced in paragraph four, this page, the terms must be met in the first six month period with the sole exception as follows: if the stock starts trading at the two dollar level and the six month period is over, for the sole purpose of earning the 1,600,000, it shall be extended for the number necessary, i.e. no more than twenty-nine (29) additional days. The intent of this extension is to acknowledge that any additional trading at the same level would be as a continued result of efforts exerted by CMCG on behalf of the Company within the first six months and would simply allow the thirty day requirement be completed.

     Cash retainer of 6000.00 dollars per month, payable on the first of month in advance of services. Payment to be earned, however beginning 2-8-99 partial payment may exist by mutual agreement in writing.

     Reasonable out of pocket expenses; any one item exceeding 350.00 dollars must have prior approval of company (not including phone long distance).

     In order for CMCG to participate in our success, a percentage of market capitalization versus the price from which we have successfully started is utilized. If, through a combination of introducing the Coronado story to sufficient numbers of appropriate brokers, portfolio managers analysts, marketmakers, financial news media, etc., the market capitalization reaches 60,000,000 million dollars then we vest in the opportunity to purchase shares in the Company at 25 cents. Basis for this is the following assumption: 30,000,000 shares outstanding as of the date of this contract and a starting stock price of 25 cents. If achieved, the following is earned and 100% vested. To be earned a combination of fifty (50%) percent restricted and fifty (50%) free trading shares, in the amount of 1,600,000 shares vested upon stock averaging $2/sh for thirty calendar days. Cost to CMCG for these shares will be 25 cents per share, which is the price at which services began.

     Should the contract be extended for the second six months, additional shares can be earned as follows: on the same basis as utilized before, however only on the difference between two (2) dollars and five (5) dollars, an additional one (1%) percent on increased market capitalization can be earned. The stock must attain a price of five (5) dollars and average $4.50 or above per share for sixty days. The intent of this is to allow the Company to successfully apply to the NASDAQ. Therefore, if the sixty day requirement is not strictly met yet the Company is able to meet the necessary market requirements for its application the additional stock shall still be awarded. The cost to CMCG for these shares only is two (2) dollars per share.

     A ten-percent consulting fee for any financing introduced to company which results in successful funding.

/s/ Gary R. Smith                                 /s/ Charles S. Aker
------------------------------                    ------------------------------
    Coronado Industries                                        CMCG

                           SPECIFIC SERVICES AGREEMENT

     Capital Markets Consulting Group and/or affiliates, (collectively "CMCG") will serve as the exclusive Financial Relations Counsel for Coronado Industries, Inc.

     The financial relations campaign will be oriented to members of the professional investment community. CMCG may contact existing shareholders, broker/dealers, potential investors, registered representatives, institutions, mutual fund managers, investment banking sources, securities analysts, independent portfolio managers, and financial media sources in the performance of the anticipated services listed.

     CMCG anticipates the following actions will be attempted and/or implemented within the scope of this engagement:

   * Oversee further development, including input, which will specifically benefit and target the professional investment community, and distribute high quality, due diligence and marketing materials.

   * Specifically develop, execute and maintain a targeted securities professionals communications and information campaign directed toward retail brokers, institutional investors, third-party portfolio managers and small/micro-cap mutual funds, and buy and sell side analysts. CMCG will allocate and utilize its proprietary securities industry, micro/small/mid-cap company oriented, databases and fax communications programs. This will include responding to all incoming investment community inquiries and fulfillment of information and data requests. However, all said databases, information and names remain the exclusive property of CMCG and are not to be shared or disseminated to Third parties.

   * Selectively target speaking engagements by senior management executives. CMCG will secure and coordinate specific speaking engagements which are tailored toward specific groups and/or conferences, i.e., retail and/or analytical with the intent to enhance that group's awareness and perception of the investment opportunity that exists with the Company.

   * At the Company's request CMCG will organize, monitor and follow-up conference calls between top management and the investment community in conjunction with material press releases, through a teleconferencing service.

   * CMCG will use its best efforts to secure investment recommendation and on-going corporate research coverage by at least two (2) buy or sell-side analysts from regional investment banking or research firms and/or an endorsement by an investment news letter publication with a subscriber base in excess of 2,500.

   * CMCG will use its best efforts to secure additional market maker coverage. CMCG intends to perform the services and accomplish the specified goals within the scope of this agreement. However, due to the nature of services being performed, CMCG cannot guarantee, nor can it be assumed that certain specific results will be realized with reference to increased market valuation of the Company.

     Additional services can and will be implemented upon Company request, at agreed upon additional compensation. These may include, but are not limited to:

   *  Developing,    scheduling   and   coordinating   effective   "road   show"
      presentations for primary metropolitan financial markets.

   * Planning, arranging and coordinating periodic registered representative, instructional and/or other securities professionals meetings, luncheons, dinners or special gatherings.

/s/ Gary R. Smith                                 /s/ Charles S. Aker
------------------------------                    ------------------------------
    Coronado Industries                                        CMCG

                           INDEMNIFICATION PROVISIONS

     The Company agrees to defend, indemnify and hold harmless CMCG, its officers, directors, and employees (hereafter jointly referred to as CMCG) against any and all losses, claims, demands, suits, actions, judgments, awards, damages, liabilities, costs, reasonable attorneys' fees (and all actions in respect there of and any reasonable real or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise) including the costs of investigating, preparing or defending any such action or claim, whether or not in connection with litigation in which CMCG is a party, directly or indirectly causing by relating to, or asserted by a third party, based upon arising out of (a) the Company's breach of or the incorrectness of any representation, warranty, or covenant of Company contained in this agreement; and/or (b) the conduct or operation of the business of the company; or (c) failure of Company to perform any term condition, obligation required by this Agreement to be performed by Company; or (d) any Services rendered by CMCG as defined in or contemplated by the letter agreement to which these Provisions are attached, as it may be amended from time to time (the "Agreement"); or (e) CMCG acting for the Company, including without limitation, any act or omission by CMCG in connection with its performance of its obligations under the Agreement. Notwithstanding the foregoing, the Company shall not have any liability to CMCG for, or in connection with the engagement of CMCG or with any of the foregoing, for any such liability for losses, claims, demand, suits, actions, judgments, awards, damages, liabilities, costs or expenses that is found in a final judgment by a court of competent jurisdiction or mutually acceptable arbitrator to have resulted primarily and directly from CMCG's negligence, willful misconduct, CMCG's material breach or the incorrectness of any representation, warranty or covenant of CMCG contained in this Agreement.

     CMCG agrees to defend, indemnify and hold harmless the Company, its officers, directors, and employees (hereafter jointly referred to as the Company) against any and all losses, claims, demands, suits, actions, judgments, awards, damages, liabilities, costs, reasonable attorneys' fees (and all actions in respect thereof and any reasonable real or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise) including the consists of investigating, preparing or defending any such action or claim, whether or not in connection with litigation in which the Company is a party, directly or indirectly caused by, relating to, or asserted by a third party, based upon or arising out of (a) CMCG's breach of or the incorrectness of any representation, warranty, or covenant CMCG contained in this agreement; and/or
(b) the conduct or operation of the business of CMCG; or (c) failure of CMCG to perform any term condition, or obligation required by this Agreement to be performed by CMCG; or (d) any Services rendered by CMCG as defined in or contemplated by the letter agreement to which these Provisions are attached, as it may be amended from time to time (the "Agreement"); or (e) CMCG acting for the Company, including without limitation, any act or omission by CMCG in connection with its performance of its obligations under the Agreement. Notwithstanding the foregoing, CMCG shall not have any liability to the Company for, or in connection with, the engagement of CMCG or with any of the foregoing, for any such liability for losses, claims, demands, suits, actions, judgments, awards, damages, liabilities, costs or expenses that is found by a court of competent jurisdiction or mutually acceptable arbitrator to have resulted primarily and directly from the Company's negligence, willful misconduct, CMCG's material breach or the incorrectness of any representation, warranty or covenant of the Company contained in the Agreement.

     As a condition to the foregoing indemnity, in the event of the assertion of any claim or demand, or the institution of any suit or action with respect to which either party is required by this paragraph to Indemnity the other party (the indemnifying party hereinafter referred to as the "Indemnitor," and the party entitled to indemnification hereinafter referred to as the "Indemnitee") the Indemnitee will give notice thereof to the Indemnitor and will afford the Indemnitor the opportunity to defend, settle, or compromise the same. Unless the Indemnitor agrees to duly, promptly and diligently discharge or defend against such claim, demand, suit or action in such manner as will, in the Indemnitee's reasonable judgment, protect the Indemnitee from any liability, loss, cost or damage as a result thereof, the indemnitee may, at the Indemnitee's option, for the Indemnitor's account and risk, assume the defense of the same, may implead, interplead or claim over against the Indemnitor and may thereafter hold the Indemnitor responsible for all sums paid and all costs, expenses, and reasonable attorney's fees incurred by the Indemnitee in so doing. The indemnitee may at the indemnitee's option, participate in any legal proceedings being conducted by the Indemnitor hereunder with counsel of the Indemnitee's choosing, but such participation shall be at the Indemnitee's sole expense, so long as the Indemnitor is diligently conducting the same in the Indemnitee's reasonable judgment, and the Indemnitee's counsel shall to the fullest extent consistent with its professional responsibilities cooperate with the Indemnitor and any counsel designated by the Indemnitor.

     In the event that a court of competent jurisdiction, or an arbitrator mutually acceptable to the parties, determines that the Indemnification CMCG are liable to a third party asserting a claim against Company and CMCG, then as between Company and CMCG, they each agree to contribute such amounts as may be necessary to satisfy such liability, in amounts proportionate to their respective comparative negligence/responsibility as determined by a court of competent jurisdiction or mutually acceptable arbitrator. If either Company or CMCG pays such third party more than its proportionate share as determined above, then it shall be entitled to seek contribution from the other party to the extent of such excess.

     No person or affiliated entity found liable for a fraudulent misrepresentation shall be entitled to contribution from any person or affiliated entity who is not also found liable for such fraudulent misrepresentation.

     These Indemnification Provisions shall be in addition to any liability that either party may otherwise have to the other party or their respective controlling persons within the meaning of the federal securities laws. The foregoing Indemnification Provisions are in addition to any rights or remedies available under applicable law and are not to the exclusion of any such rights or remedies.

/s/ Gary R. Smith                                 /s/ Charles S. Aker
------------------------------                    ------------------------------
    Coronado Industries                                        CMCG